Exhibit 99.1

FOR IMMEDIATE RELEASE

July 30, 2013

Contact: Cloud Peak Energy Inc.
Karla Kimrey
Vice President, Investor Relations
720-566-2932

CLOUD PEAK ENERGY INC. ANNOUNCES RESULTS FOR
THE SECOND QUARTER AND FIRST SIX MONTHS OF 2013

Gillette, Wyo, July 30, 2013 — Cloud Peak Energy Inc. (NYSE:CLD), one of the largest U.S. coal producers and the only pure-play Powder River Basin (“PRB”) coal company, today announced results for the second quarter and first six months of 2013.

Highlights and Recent Developments

•                  Adjusted EBITDA(1) of $37.3 million for the second quarter of 2013 compared with $65.6 million for the second quarter of 2012.

•                  Second quarter of 2013 net income of $4.7 million resulting in diluted EPS of $0.08 compared to net income of $33.7 million and diluted EPS of $0.55 for the second quarter of 2012.

•                  Adjusted EPS(1) of $(0.02) for the second quarter of 2013 compared to $0.34 for the second quarter of 2012.

•                  Cash and investments were $280.2 million and total available liquidity was $767 million as of June 30, 2013.  We generated $7.0 million in cash from operations for the second quarter of 2013.

•                  Shipments of 20.1 million tons from our three operated mines compared to 20.1 million tons for the second quarter of 2012.  Asian exports were approximately 1.2 million tons in the second quarter of 2013 compared to 1.0 million tons in the second quarter of 2012.  For the full year, we are increasing our expected Asian exports to approximately 5 million tons.

•                  U.S. Bureau of Indian Affairs (“BIA”) approved Exploration and Option to Lease Agreements with the Crow Tribe of Indians.

•                  Antelope Mine  received the prestigious 2013 State of Wyoming Reclamation Award from the Wyoming Department of Environmental Quality.

•                  We are focused on responding to current market conditions.  We are reducing full year 2013 capital expenditure guidance to a new range of $60 to $70 million.  We are also evaluating reducing future 8400 Btu volumes to match market demand, optimize volumes from higher margin properties, and reduce future capital needs.

As previously disclosed, second quarter shipments were impacted by weather interruptions, unplanned power plant outages at a small number of major customers, and the impact of production interruptions during maintenance downtime.  Shipments have picked up in July as customers take their contracted coal in line with strong summer burn.

Colin Marshall, President and Chief Executive Officer, commented, “After successfully completing several large scheduled maintenance outages in the second quarter, we anticipate higher shipment rates in the second half to meet our contracted positions.  With higher shipments, we expect to be able to run at lower costs per ton in the second half of the year thereby increasing our profitability compared to our year-to-date performance.  We were very pleased to receive the BIA approval of agreements with the Crow Tribe, and we will now proceed with our evaluation of the many development alternatives available to us.”

(1)      Defined later.

Health, Safety and Environment Record

During the second quarter of 2013, of our nearly 1,400 full-time mine site employees, one employee suffered a minor reportable injury resulting in a year-to-date MSHA All Injury Frequency Rate of 0.66, a 20% decrease from the full year 2012 rate of 0.82.  During 53 MSHA inspector days in the second quarter of 2013, we were issued five substantial and significant citations and total fines of $2,106 on one of the citations. The fines for the other citations have not been assessed at the time of this release.

On June 21, 2013, the Antelope Mine received the prestigious 2013 State of Wyoming Reclamation Award from the Wyoming Department of Environmental Quality, Land Quality Division.  This reclamation award was received for the sustainable control of cheatgrass.  Through innovative husbandry practices and custom seeding techniques, Antelope Mine has effectively restored reclamation areas dominated by cheatgrass to native cool and warm season plant communities.  This technology is applicable to both reclaimed and native lands.

Consolidated Business Results

The following table summarizes certain consolidated results (in millions, except per share amounts):

	Q2	Q2	YTD	YTD
	2013	2012	2013	2012
Total tons sold	20.9	20.7	42.2	43.6
Total revenue	$330.0	$343.2	$668.0	$716.1
Net income	$4.7	$33.7	$20.1	$60.3
Adjusted EBITDA(1)	$37.3	$65.6	$85.5	$141.4
Adjusted EPS(1)	$(0.02)	$0.34	$0.08	$0.81

(1)               Non-GAAP financial measure; please see definition and reconciliation below in this release and the attached tables.

Total revenue declined 3.8% for the quarter driven by a 19.6% decline in revenues from our logistics services business due to lower international prices for seaborne delivered coal.  Adjusted EBITDA was further impacted by higher costs due to the timing of several large planned maintenance outages completed during the quarter.

Operating Segments

Owned and Operated Mines

Our Owned and Operated Mines segment comprises the results of mine site sales from our three owned and operated mines primarily to our domestic utility customers and also to our Logistics and Related Activities segment.

	Q2	Q2	YTD	YTD
(in millions, except per ton amounts)	2013	2012	2013	2012
Tons sold	20.1	20.1	41.2	42.6
Realized price per ton sold	$13.05	$13.11	$13.07	$13.21
Average cost of product sold per ton	$10.81	$10.09	$10.58	$9.93
Adjusted EBITDA(1)	$34.2	$51.6	$79.9	$118.8

(1)     Non-GAAP financial measure; please see definition and reconciliation below in this release and the attached tables.

Realized prices per ton were slightly lower than 2012 due to the impact of consistently low prices since late 2011 and indexed tons that settled relative to current low OTC prices.  While tons sold from our Owned and Operated Mines segment were approximately the same as the second quarter of 2012, cost per ton was higher due to the timing of several large maintenance jobs in 2013, cost inflation on our explosives purchases, and additional labor costs associated with longer hauls and increased strip ratios, particularly at our Cordero Rojo Mine.

Logistics and Related Activities

Our Logistics and Related Activities segment comprises the results of our logistics and transportation services to our domestic and international customers.

	Q2	Q2	YTD	YTD
(in millions)	2013	2012	2013	2012
Total tons delivered	1.4	1.3	2.8	2.6
Asian export tons	1.2	1.0	2.4	2.0
Revenue	$67.1	$83.5	$132.9	$163.0
Cost of product sold (delivered tons)	$64.4	$67.5	$127.3	$134.6
Adjusted EBITDA(1)	$2.8	$12.5	$4.1	$22.9

(1)               Non-GAAP financial measure; please see definition and reconciliation below in this release and the attached tables.

Total tons delivered from our Logistics and Related Activities segment increased as we maximized available capacity at the Westshore terminal to meet strong demand from our Asian customers.  However, revenue decreased as a result of lower prices on our Asian deliveries related to low Newcastle benchmark prices.  Our hedging program mitigated some of this impact, with a realized gain of $2.6 million in the quarter.  During the second quarter of 2013, the Newcastle benchmark price averaged approximately $86 per metric tonne for 2013 deliveries down from $96 per tonne this time last year.  Based on the comparative quality and transport costs, our delivered sales are generally priced at approximately 60% to 70% of the forward Newcastle price.  Due to our Spring Creek Mine’s proximity to the Westshore terminal and high energy coal, our international shipments remained marginally profitable to our Logistics and Related Activities segment and are economic overall even at current benchmark pricing.

Balance Sheet and Cash Flow

Cash flow from operations totaled $7.0 million for the second quarter of 2013 compared to $28.3 million for the second quarter of 2012.  Capital expenditures (excluding capitalized interest) were $11.5 million for the second quarter of 2013 compared to $7.5 million for second quarter of 2012.

Cash flow from operations totaled $44.3 million for the first six months of 2013 compared to $81.3 million for the first six months of 2012.  Capital expenditures (excluding capitalized interest) were $24.5 million for the first six months of 2013 compared to $21.9 million for first six months of 2012.

Unrestricted cash and investments as of June 30, 2013 were $280.2 million and our borrowing capacity under the Amended Credit Agreement and the Accounts Receivable Securitization Program was approximately $487 million for a total available liquidity of $767 million.  At June 30, 2013, there were no borrowings under the Amended Credit Agreement or the Accounts Receivable Securitization Program.

Cloud Peak Energy is focused on managing cash flow, capital expenditures, and cost containment under current market conditions.  We are reducing our full year anticipated capital expenditures to a new range of $60 million to $70 million, a reduction of the mid-point of $15 million from previous guidance.  We are also evaluating future capital investments that would be necessary to maintain current production rates.

Projects

During the quarter the BIA approved the exploration and option agreements with the Crow Tribe.  Work is now underway to start the exploration drilling program that will allow mine plans to be developed.  The approval triggered payments to the Tribe of $1.5 million and the start of annual education scholarships of $75,000 for Crow Tribe members.

It was encouraging that the U.S. Army Corp of Engineers resisted the strong political and NGO pressure to conduct a programmatic environmental impact assessment of the proposed West Coast port projects.  We are optimistic that once completed the EIS for SSA Marine’s Gateway Pacific terminal, where we have an option for up to 16 million tonnes of capacity, will allow legitimate concerns to be mitigated so the project can deliver considerable economic benefits to the U.S., allow U.S. coal to compete internationally, and provide reliable energy supply to our customers in South Korea, Taiwan, and Japan.

We are in discussions with Ambre Energy, our 50% partner in the Decker Mine, regarding their potential purchase of our 50% share.  The timing of any closing is uncertain and is anticipated to depend on Ambre Energy’s ability to finance the cash collateral necessary to replace Cloud Peak Energy’s outstanding reclamation and lease bonds for the Decker Mine.

Outlook

The domestic environment has shown signs of improvement during the second quarter with recovering coal burn and decreasing PRB coal stockpiles.  In addition, natural gas prices have remained at a level where most plants consuming PRB coal are economically able to dispatch coal.  However, PRB forward prices have remained low.  Winter weather lasted through April creating strong demand and data through June has cooling degree days 2% above normal.  PRB inventories were estimated at 78 million tons at the end of June, down from 98 million tons in June of 2012.  There has been a significant increase in utility contracting during the quarter with many customers looking to rebuild their forward contracted positions after letting them decline significantly last year.  So far the increased contracting has not overcome the capacity overhang created by last year’s decreased demand.  We are optimistic that the steady coal burn and continued reduction in PRB inventories will lead to prices moving higher later in the year.

Revenues for our Owned and Operated Mines segment are expected to be relatively flat compared to 2012 as volumes and realized prices are not expected to change significantly.  Currently, we have contracted 92 million tons to be delivered in 2013, of which 91 million tons are under fixed-price contracts with a weighted-average mine site price of $13.11 per ton.  These additional sales were primarily related to our logistics business’ export sales.  Assuming constant prices of $11.00 per ton for 8800 Btu quality coal and $9.50 per ton for 8400 Btu quality coal on our remaining indexed tons, the expected total realized price for 2013 would be approximately $13.06 per ton.  We are continuing our tight focus on cost controls, however the combination of flat revenue and rising costs will reduce our 2013 earnings from our Owned and Operated Mines segment as reflected in our Adjusted EBITDA guidance.

For 2014, we have currently contracted to sell 75 million tons from our three company-operated mines.  Of this committed 2014 production, 63 million tons are under fixed-price contracts with a weighted-average price of $13.40 per ton.  During the quarter, we contracted approximately 13 million tons across our mix of 8400, 8800, and 9350 Btu coal for 2014 deliveries, with the majority of the sales being the lower priced 8400 product.  While these 8400 sales were made at prevailing market prices they significantly improved the Cordero Rojo Mine’s contracted positions going into 2014.

Consistent with our strategy of matching production to demand we are reviewing future contracting levels at all our mines.  If depressed forward markets do not improve, we are currently evaluating reducing shipments at our 8400 Btu Cordero Rojo Mine by around 10 million tons per year starting in 2015.  Consequently, we currently are reducing our forward contracting of 8400 Btu coal from 2015.

We are forecasting expected export shipments through Westshore to be approximately 5 million tons to international customers from our Logistics and Related Activities segment in 2013.  Demand from our customers continues to be strong and we continue to seek to fill all available capacity at Westshore.

“While the first half of the year was slow due to reduced shipments, we now believe we are well placed to increase shipments in the second half to meet our guidance range.  Both domestic and international coal pricing is currently depressed due to overcapacity that should work through as supply comes into balance with current demand.  While I believe Cloud Peak Energy is well placed to benefit from expected future price increases, we are conscious that we need to be prudent and manage costs and capital carefully to weather this extended period of low prices,” commented Marshall.

Updated 2013 Guidance — Financial and Operational Estimates

The following table provides our current outlook and assumptions for selected 2013 consolidated financial and operational metrics:

Item	Estimate or Estimated Range
Coal shipments for our three operated mines(1)	88 - 92 million tons
Committed sales with fixed prices	Approximately 91 million tons
Anticipated realized price of produced coal with fixed prices	Approximately $13.11 per ton
Adjusted EBITDA(2)	$210 - $250 million
Net interest expense	Approximately $40 million
Depreciation, depletion and accretion	$110 - $120 million
Effective income tax rate(3)	Approximately 36%
Capital expenditures(4)	$60 - $70 million
Committed federal coal lease payments	$79 million

(1)   Inclusive of intersegment sales.

(2)   Non-GAAP financial measure; please see definition below in this release.

(3)   Excluding impact of the Tax Receivable Agreement.

(4)   Excluding federal coal lease payments.

Conference Call Details

A conference call with management is scheduled at 5:00 p.m. ET on July 30, 2013 to review the results and current business conditions.  The call will be webcast live over the internet from our website at www.cloudpeakenergy.com under “Investor Relations”.  Participants should follow the instructions provided on the website for downloading and installing the audio applications necessary to join the webcast.  Interested individuals also can access the live conference call via telephone at 877-474-9504 (domestic) or 857-244-7557 (international) and entering pass code 66467422.

Following the live web cast, a replay will be available at the same URL on our website for seven days.  A telephonic replay will also be available approximately two hours after the call and can be accessed by dialing 888-286-8010 (domestic) or 617-801-6888 (international) and entering pass code 28302656.  The telephonic replay will be available for seven days.

About Cloud Peak Energy®

Cloud Peak Energy Inc. (NYSE:CLD) is headquartered in Wyoming and is one of the largest U.S. coal producers and the only pure-play PRB coal company.  As one of the safest coal producers in the nation, Cloud Peak Energy specializes in the production of low sulfur, subbituminous coal.  The company owns and operates three surface coal mines in the PRB, the lowest cost major coal producing region in the nation.  The Antelope and Cordero Rojo mines are located in Wyoming and the Spring Creek Mine is located near Decker, Montana.  Cloud Peak Energy also owns rights to substantial undeveloped coal and complementary surface assets in the Northern PRB, further building the company’s long-term position to serve Asian export and domestic customers.  With approximately 1,700 employees, the company is widely recognized for its exemplary performance in its safety and environmental programs.  Cloud Peak Energy is a sustainable fuel supplier for approximately 4% of the nation’s electricity.

Cautionary Note Regarding Forward-Looking Statements

This release and our related presentation contain “forward-looking statements” within the meaning of the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Forward-looking statements are not statements of historical facts and often contain words such as “may,” “will,” “expect,” “believe,” “anticipate,” “plan,” “estimate,” “seek,” “could,” “should,” “intend,” “potential,” or words of similar meaning.  Forward-looking statements are based on management’s current expectations, beliefs, assumptions and estimates regarding our company, industry, economic conditions, government regulations, energy policies, and other factors.  Forward-looking statements may include, for example, (1) our outlook for 2013 and future periods for our company, the PRB and the industry in general, and our operational, financial and export guidance, including any development of future terminal capacity or increased access to existing or future capacity; (2) anticipated economic conditions and demand by domestic and Asian utilities, including the anticipated impact on demand driven by regulatory developments and uncertainties; (3) the impact of competition from natural gas and other alternative sources of energy used to generate electricity; (4) coal stockpile levels and the impacts on future demand; (5) our plans to replace and/or grow our coal tons; (6) business development and growth initiatives; (7) operational plans for our mines, including potential production decreases at our Cordero Rojo Mine; (8) our cost management efforts; (9) industry estimates of the EIA and other third party sources; (10) estimated

Tax Receivable Agreement liabilities; (11) completion of the sale of our 50% interest in the Decker Mine to Ambre Energy; (12) our estimates of the quality and quantity of economic coal associated with our development projects, the potential development of our Youngs Creek and other NPRB assets, and our potential exercise of options for Crow Tribal coal; and (13) other statements regarding our plans, strategies, prospects and expectations concerning our business, operating results, financial condition and other matters that do not relate strictly to historical facts. These statements are subject to significant risks, uncertainties, and assumptions that are difficult to predict and could cause actual results to differ materially and adversely from those expressed or implied in the forward-looking statements.  Factors that could adversely affect our future results include, for example, (a) future economic and weather conditions; (b) coal-fired power plant capacity and utilization, demand for our coal by the domestic electric generation industry, Asian export demand and terminal capacity and the prices we receive for our coal and our logistics services; (c) reductions or deferrals of purchases by major customers and our ability to renew sales contracts; (d) competition from other coal producers, natural gas producers and other sources of energy, domestically and internationally, (e) environmental, health, safety, endangered species or other legislation, regulations, treaties, court decisions or government actions, or related third-party legal challenges or changes in interpretations, including new requirements or uncertainties affecting the use, demand or price for coal or imposing additional costs, liabilities or restrictions on our mining operations, the utility industry or the logistics, transportation and terminal industries; (f) public perceptions, third-party legal challenges or governmental actions and energy policies relating to concerns about climate change, air and water quality or other environmental considerations, including emissions restrictions and governmental subsidies or mandates that make wind, solar or other alternative fuel sources more cost-effective and competitive with coal; (g) operational, geological, equipment, permit, labor, weather-related and other risks inherent in surface coal mining; (h) our ability to efficiently and safely conduct our mining operations, (i) transportation and export terminal availability, performance and costs; (j) availability, timing of delivery and costs of key supplies, capital equipment or commodities such as diesel fuel, steel, explosives and tires; (k) our ability to acquire future coal tons through the federal LBA process and necessary surface rights and permits in a timely and cost-effective manner and the impact of third-party legal challenges, (l) access to capital and credit markets and availability and costs of credit, surety bonds, letters of credit, and insurance; (m) litigation and other contingent liabilities; (n) the timing and ability of Ambre Energy to replace our outstanding reclamation and lease bonds for the Decker Mine, (o) proposed Pacific Northwest export terminals are not developed in a timely manner or at all, or are developed at a smaller capacity than planned, or we are unable to finalize and enter into definitive throughput agreements for potential future capacity at proposed terminals, including the Gateway Pacific Terminal and the Millennium Bulk Terminal, (p) future development and operating costs for our development projects significantly exceed our expectations, and (q) other risk factors described from time to time in the reports and registration statements we file with the Securities and Exchange Commission (“SEC”), including those in Item 1A - Risk Factors in our most recent Form 10-K and any updates thereto in our Forms 10-Q and current reports on Forms 8-K. There may be other risks and uncertainties that are not currently known to us or that we currently believe are not material.  We make forward-looking statements based on currently available information, and we assume no obligation to, and expressly disclaim any obligation to, update or revise publicly any forward-looking statements made in this release or our related presentation, whether as a result of new information, future events or otherwise, except as required by law.

Non-GAAP Financial Measures

This release and our related presentation include the non-GAAP financial measures of (1) Adjusted EBITDA (on a consolidated basis and for our reporting segments) and (2) Adjusted Earnings Per Share (“Adjusted EPS”).  Adjusted EBITDA and Adjusted EPS are intended to provide additional information only and do not have any standard meaning prescribed by generally accepted accounting principles in the U.S. (“GAAP”).  A quantitative reconciliation of historical net income to Adjusted EBITDA and EPS (as defined below) to Adjusted EPS is found in the tables accompanying this release.

EBITDA represents net income, or income from continuing operations, as applicable, before (1) interest income (expense) net, (2) income tax provision, (3) depreciation and depletion, (4) amortization, and (5) accretion.  Adjusted EBITDA represents EBITDA as further adjusted to exclude specifically identified items that management believes do not directly reflect our core operations.  For the periods presented herein, the specifically identified items are: (1) adjustments to exclude the updates to the tax agreement liability, including tax impacts of our 2009 initial public offering and 2010 secondary offering, (2) adjustments for derivative financial instruments, excluding fair value mark-to-market gains or losses and including cash amounts received or paid, and (3) adjustments to exclude a significant broker contract that expired in the first quarter of 2010.  Because of the inherent uncertainty related to the items identified above, management does not believe it is able to provide a meaningful forecast of the comparable GAAP measures or a reconciliation to any forecasted GAAP measures.

Adjusted EPS represents diluted earnings (loss) per common share attributable to controlling interest, or diluted earnings (loss) per common share attributable to controlling interest from continuing operations, as applicable (“EPS”), adjusted to exclude the estimated per share impact of the same specifically identified items used to calculate Adjusted EBITDA as described above, adjusted at the statutory rate of 36%.

Adjusted EBITDA is an additional tool intended to assist our management in comparing our performance on a consistent basis for purposes of business decision-making by removing the impact of certain items that management believes do not directly reflect our core operations.  Adjusted EBITDA is a metric intended to assist management in evaluating operating performance, comparing performance across periods, planning and forecasting future business operations and helping determine levels of operating and capital investments.  Period-to-period comparisons of Adjusted EBITDA are intended to help our management identify and assess additional trends potentially impacting our company that may not be shown solely by period-to-period comparisons of net income or income from continuing operations.  Our chief operating decision maker uses Adjusted EBITDA as a measure of segment performance.  Consolidated Adjusted EBITDA is also used as part of our incentive compensation program for our executive officers and others.

We believe Adjusted EBITDA and Adjusted EPS are also useful to investors, analysts and other external users of our consolidated financial statements in evaluating our operating performance from period to period and comparing our performance to similar operating results of other relevant companies.  Adjusted EBITDA allows investors to measure a company’s operating performance without regard to items such as interest expense, taxes, depreciation and depletion, amortization and accretion and other specifically identified items that are not considered to directly reflect our core operations.  Similarly, we believe our use of Adjusted EPS provides an appropriate measure to use in assessing our performance across periods given that this measure provides an adjustment for certain specifically identified significant items that are not considered to directly reflect our core operations, the magnitude of which may vary significantly from period to period and, thereby, have a disproportionate effect on the earnings per share reported for a given period.

Our management recognizes that using Adjusted EBITDA and Adjusted EPS as performance measures has inherent limitations as compared to net income, income from continuing operations, EPS or other GAAP financial measures, as these non-GAAP measures exclude certain items, including items that are recurring in nature, which may be meaningful to investors.  Adjusted EBITDA and Adjusted EPS should not be considered in isolation and do not purport to be alternatives to net income, income from continuing operations, EPS or other GAAP financial measures as a measure of our operating performance.  Because not all companies use identical calculations, our presentations of Adjusted EBITDA and Adjusted EPS may not be comparable to other similarly titled measures of other companies.  Moreover, our presentation of Adjusted EBITDA is different than EBITDA as defined in our debt financing agreements.

CLOUD PEAK ENERGY INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF

OPERATIONS AND COMPREHENSIVE INCOME

(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Revenue	$329,996	$343,183	$668,048	$716,086
Costs and expenses
Cost of product sold (exclusive of depreciation, depletion, and accretion, shown separately)	281,603	266,073	557,631	549,018
Depreciation and depletion	25,459	22,285	48,671	45,675
Accretion	4,126	3,422	8,253	6,070
Derivative mark-to-market gains	(12,284)	(20,183)	(25,936)	(18,127)
Selling, general and administrative expenses	12,834	12,556	26,442	27,298
Other operating costs	1,191	308	1,301	401
Total costs and expenses	312,929	284,461	616,362	610,335
Operating income	17,067	58,722	51,686	105,751
Other income (expense)
Interest income	63	312	188	758
Interest expense	(10,315)	(7,936)	(20,799)	(13,786)
Other, net	43	(111)	(198)	(53)
Total other expense	(10,209)	(7,735)	(20,809)	(13,081)
Income before income tax provision and earnings from unconsolidated affiliates	6,858	50,987	30,877	92,670
Income tax expense	(2,462)	(18,806)	(11,297)	(33,908)
Earnings from unconsolidated affiliates, net of tax	313	1,497	524	1,534
Net income	4,709	33,678	20,104	60,296
Other comprehensive income
Retiree medical plan amortization of prior service costs	444	394	888	788
Other postretirement plan adjustments	—	—	30	90
Income tax on retiree medical plan and pension adjustments	(160)	(142)	(330)	(316)
Other comprehensive income	284	252	588	562
Total comprehensive income	$4,993	$33,930	$20,692	$60,858

Income per common share:
Basic	$0.08	$0.56	$0.33	$1.00
Diluted	$0.08	$0.55	$0.33	$0.99
Weighted-average shares outstanding - basic	60,629	60,015	60,619	60,011
Weighted-average shares outstanding - diluted	61,165	60,870	61,123	60,826

CLOUD PEAK ENERGY INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30,	December 31,
	2013	2012
	(unaudited)	(audited)
ASSETS
Current assets
Cash and cash equivalents	$199,747	$197,691
Investments in marketable securities	80,501	80,341
Accounts receivable	95,886	76,117
Due from related parties	836	1,561
Inventories, net	82,659	81,675
Deferred income taxes	26,538	28,112
Derivative financial instruments	37,252	13,785
Other assets	26,737	16,513
Total current assets	550,156	495,795
Noncurrent assets
Property, plant and equipment, net	1,679,731	1,678,294
Goodwill	35,634	35,634
Deferred income taxes	91,909	101,075
Other assets	44,259	40,525
Total assets	$2,401,689	$2,351,323

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$62,697	$49,589
Royalties and production taxes	129,467	129,351
Accrued expenses	58,570	50,364
Current portion of tax agreement liability	19,485	19,485
Current portion of federal coal lease obligations	54,339	63,191
Other liabilities	3,854	2,770
Total current liabilities	328,412	314,750
Noncurrent liabilities
Tax agreement liability, net of current portion	97,053	97,053
Senior notes	596,735	596,506
Federal coal lease obligations, net of current portion	122,928	122,928
Asset retirement obligations, net of current portion	239,576	238,991
Other liabilities	61,846	50,073
Total liabilities	1,446,550	1,420,301

Equity
Common stock ($0.01 par value; 200,000 shares authorized; 61,225 and 61,114 shares issued and 60,836 and 60,839 outstanding at June 30, 2013 and December 31, 2012, respectively)	608	608
Treasury stock (389 shares and 276 shares at June 30, 2013 and December 31, 2012, respectively)	(5,650)	(5,390)
Additional paid-in capital	554,137	550,452
Retained earnings	425,917	405,813
Accumulated other comprehensive loss	(19,873)	(20,461)
Total equity	955,139	931,022
Total liabilities and equity	$2,401,689	$2,351,323

CLOUD PEAK ENERGY INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Six Months Ended
	June 30,
	2013	2012
Cash flows from operating activities
Net income	$20,104	$60,296
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and depletion	48,671	45,675
Accretion	8,253	6,070
Earnings from unconsolidated affiliates	(524)	(1,534)
Distributions of income from unconsolidated affiliates	2,000	—
Deferred income taxes	10,114	23,679
Stock compensation expense	3,747	6,371
Derivative mark-to-market gains	(25,936)	(18,127)
Other	6,879	5,812
Changes in operating assets and liabilities:
Accounts receivable	(19,909)	4,038
Inventories, net	(833)	(6,171)
Due to or from related parties	725	28
Other assets	(10,587)	(13,225)
Accounts payable and accrued expenses	(371)	(29,214)
Asset retirement obligations	(555)	(2,940)
Cash received for financial derivative instruments	2,529	524
Net cash provided by operating activities	44,307	81,282

Investing activities
Acquisition of Youngs Creek and CX Ranch coal and land assets	—	(300,259)
Purchases of property, plant and equipment	(24,475)	(21,875)
Cash paid for capitalized interest	(8,263)	(36,477)
Investments in marketable securities	(32,961)	(53,854)
Maturity and redemption of investments	32,801	28,887
Investment in project development	(4,087)	—
Return of restricted cash	—	71,244
Partnership escrow deposit	—	(4,470)
Return of partnership escrow	4,468	—
Other	63	1,825
Net cash used in investing activities	(32,454)	(314,979)

Financing activities
Principal payments on federal coal leases	(8,852)	(48,959)
Payment of deferred financing fees	(865)	—
Other	(80)	—
Net cash used in financing activities	(9,797)	(48,959)

Net increase (decrease) in cash and cash equivalents	2,056	(282,656)
Cash and cash equivalents at beginning of period	197,691	404,240
Cash and cash equivalents at end of period	$199,747	$121,584

Supplemental cash flow disclosures:
Interest paid	$27,259	$46,616
Income taxes paid	$10,377	$20,788
Supplemental noncash investing and financing activities:
Non-cash interest capitalized	$8,240	$9,635
Capital expenditures included in accounts payable	$7,194	$4,363
Assets acquired under capital leases	$7,601	$—

CLOUD PEAK ENERGY INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP MEASURES

(in millions, except per share data)

Adjusted EBITDA

	Three Months Ended
	June 30,
	2013		2012
Net income		$4.7		$33.7
Interest income		(0.1)		(0.3)
Interest expense		10.3		7.9
Income tax expense		2.5		18.8
Depreciation and depletion		25.5		22.3
Accretion		4.1		3.4
EBITDA		47.0		85.8
Tax agreement benefit(1)		—		—
Derivative financial instruments:
Exclusion of fair value mark-to-market gains(2)	$(12.3)		$(20.2)
Inclusion of cash amounts received (paid)(3)	2.6		—
Total derivative financial instruments		(9.7)		(20.2)
Expired significant broker contract		—		—
Adjusted EBITDA		$37.3		$65.6

Adjusted EBITDA

	Six Months Ended
	June 30,
	2013		2012
Net income		$20.1		$60.3
Interest income		(0.2)		(0.8)
Interest expense		20.8		13.8
Income tax expense		11.3		33.9
Depreciation and depletion		48.7		45.7
Amortization		—		—
Accretion		8.3		6.1
EBITDA		108.9		159.0
Tax agreement benefit(1)		—		—
Derivative financial instruments:
Exclusion of fair value mark-to-market gains(2)	$(25.9)		$(18.1)
Inclusion of cash amounts received(3)	2.5		0.5
Total derivative financial instruments		(23.4)		(17.6)
Expired significant broker contract		—		—
Adjusted EBITDA		$85.5		$141.4

(1)         Changes to related deferred taxes are included in income tax expense.

(2)         Derivative fair value mark-to-market (gains) losses reflected on the statement of operations.

(3)         Derivative cash gains and losses reflected within operating cash flows.

Adjusted EPS

	Three Months Ended
	June 30,
	2013		2012
Diluted earnings per common share		$0.08		$0.55
Tax agreement expense including tax impacts of IPO and Secondary Offering		—		—
Derivative financial instruments:
Exclusion of fair value mark-to-market gains	$(0.13)		$(0.21)
Inclusion of cash amounts received (paid)	0.03		—
Total derivative financial instruments		(0.10)		(0.21)
Expired significant broker contract		—		—
Adjusted EPS		$(0.02)		$0.34
Weighted-average dilutive shares outstanding (in millions)		61.2		60.9

Adjusted EPS

	Six Months Ended
	June 30,
	2013		2012
Diluted earnings per common share		$0.33		$0.99
Tax agreement expense including tax impacts of IPO and Secondary Offering		—		—
Derivative financial instruments:
Exclusion of fair value mark-to-market gains	$(0.27)		$(0.19)
Inclusion of cash amounts received	0.03		0.01
Total derivative financial instruments		(0.25)		(0.19)
Expired significant broker contract		—		—
Adjusted EPS		$0.08		$0.81
Weighted-average dilutive shares outstanding (in millions)		61.1		60.8

Adjusted EBITDA by Segment

	Three Months Ended
	June 30,
	2013		2012
Owned and Operated Mines
Adjusted EBITDA	$	34.2		$51.6
Depreciation and depletion		(23.9)		(21.1)
Accretion		(2.8)		(2.2)
Derivative financial instruments:
Exclusion of fair value mark-to-market gains (losses)	$(0.1)		$0.1
Inclusion of cash amounts (received) paid	0.1		—
Total derivative financial instruments		—		0.1
Other		(0.1)		—
Operating income		7.4		28.4

Logistics and Related Activities
Adjusted EBITDA		2.8		12.5
Derivative financial instruments:
Exclusion of fair value mark-to-market gains	12.4		20.1
Inclusion of cash amounts (received) paid	(2.6)		—
Total derivative financial instruments		9.8		20.1
Operating income		12.5		32.6

Corporate and Other
Adjusted EBITDA		0.2		1.6
Depreciation and depletion		(1.5)		(1.2)
Accretion		(1.3)		(1.2)
Earnings from unconsolidated affiliates, net of tax		(0.3)		(1.5)
Operating loss		(2.8)		(2.3)

Eliminations
Adjusted EBITDA		—		—
Operating income		—		—
Consolidated operating income		17.1		58.7
Interest income		0.1		0.3
Interest expense		(10.3)		(7.9)
Other, net		—		(0.1)
Income tax expense		(2.5)		(18.8)
Earnings from unconsolidated affiliates, net of tax		0.3		1.5
Net income		$4.7		$33.7

Adjusted EBITDA by Segment

	Six Months Ended
	June 30,
	2013		2012
Owned and Operated Mines
Adjusted EBITDA	$	79.9		$118.8
Depreciation and depletion		(47.2)		(42.7)
Accretion		(5.7)		(4.5)
Derivative financial instruments:
Exclusion of fair value mark-to-market gains (losses)	$(0.2)		$0.1
Inclusion of cash amounts (received) paid	0.1		—
Total derivative financial instruments		(0.1)		0.1
Other		0.2		—
Operating income		27.1		71.7

Logistics and Related Activities
Adjusted EBITDA		4.1		22.9
Derivative financial instruments:
Exclusion of fair value mark-to-market gains	26.2		18.1
Inclusion of cash amounts received	(2.6)		(0.5)
Total derivative financial instruments		23.6		17.6
Operating income		27.6		40.4

Corporate and Other
Adjusted EBITDA		1.7		—
Depreciation and depletion		(1.5)		(2.9)
Accretion		(2.6)		(1.6)
Earnings from unconsolidated affiliates, net of tax		(0.5)		(1.5)
Operating loss		(2.9)		(6.2)

Eliminations
Adjusted EBITDA		(0.2)		(0.2)
Operating loss		(0.2)		(0.2)
Consolidated operating income		51.7		105.7
Interest income		0.2		0.8
Interest expense		(20.8)		(13.8)
Other, net		(0.2)		(0.1)
Income tax expense		(11.3)		(33.9)
Earnings from unconsolidated affiliates, net of tax		0.5		1.5
Net income		$20.1		$60.3

Tons Sold

	Q2	Q1	Q4	Q3	Q2	Year	Year
(in thousands)	2013	2013	2012	2012	2012	2012	2011
Mine
Antelope	7,371	8,086	9,029	9,111	7,424	34,316	37,075
Cordero Rojo	8,359	9,231	9,970	10,201	9,027	39,205	39,456
Spring Creek	4,362	3,742	4,616	5,072	3,625	17,101	19,106
Decker (50% interest)	382	165	395	417	384	1,441	1,549
Total	20,473	21,224	24,009	24,802	20,460	92,063	97,186